KIRKLAND’S TO PRESENT AT B. RILEY CONSUMER CONFERENCE IN NEW YORK, PROVIDES BUSINESS UPDATE ON RECENT HURRICANES

NASHVILLE, Tenn. (September 27, 2017) — Kirkland’s, Inc. (NASDAQ: KIRK) today announced that management will participate in B. Riley’s Third Annual Consumer Conference, to be held September 28, 2017 at the Sofitel Hotel in New York.
The presentation will begin at 3:05 p.m. Eastern Time on Thursday, September 28, 2017. A live simulcast of Kirkland's presentation will be available online at the Company's website, www.kirklands.com, under Investor Relations or http://wsw.com/webcast/brileyco19/kirk/. The online replay will be available shortly after the presentation and will continue for 90 days following the conference.

Regarding Hurricanes Harvey and Irma, two Kirkland’s stores in Texas remain closed, while other affected stores in Texas and Florida are open and operating although the recovery process is ongoing in both states. As of September 27, 2017, Kirkland’s estimates that lost sales from the two storms were approximately $2 million. Excluding the impact from the storms, comparable store sales are trending slightly positive quarter to date. The Company is still assessing the amount of property damage incurred during the storms, and the amounts and timing of related insurance recoveries. The Company expects to be in a better position to assess the impact over the coming weeks and will provide an update on its regularly scheduled third quarter earnings call.

“We are very grateful for the dedication of our employees who worked to minimize the impact of these storms on our stores,” said Mike Madden, President and Chief Executive Officer. “Many of these employees worked while they and their families were dealing with their own personal misfortunes. We appreciate their sacrifice, and have established a fund to aid in the recovery of those employees affected.”

About Kirkland’s, Inc.

Kirkland's, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 409 stores in 36 states as well as an e-Commerce enabled website, www.kirklands.com. The Company's stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company's stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland's specific market areas, inflation, possibility of new tax legislation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on March 31, 2017 and subsequent reports. Kirkland's disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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